EXHIBIT 5.1

April 25, 2025

Photronics, Inc.
15 Secor Road
Brookfield, CT 06804

Re:	Photronics, Inc. Registration Statement on Form S-8 (“Registration Statement”)

Ladies and Gentlemen:

I am furnishing this opinion of counsel to Photronics, Inc., a Connecticut corporation (the “Company”), for filing as Exhibit 5.1 to the Registration Statement relating to the issuance of up to 5,000,000 shares of the Company’s common stock, par value $0.01 per share (the “EICP Shares”) pursuant to the Photronics, Inc. 2025 Equity Incentive Compensation Plan, as approved at the Annual Meeting of Shareholders on April 2, 2025 (the “EICP Plan”).

For purposes of rendering this opinion, I have examined the EICP Plan, the Certificate of Incorporation, as amended, and Bylaws of the Company as restated, and the originals, or copies certified or otherwise identified to my satisfaction, of records of corporate proceedings of the Company, certificates of public officials and of representatives of the Company, and such other documents and records as I deemed necessary.  In such examination I have assumed the genuineness of all signatures, the authenticity of all corporate records and other documents submitted to me as originals and the conformity to original documents of documents submitted to me as certified or photostatic copies.

Based upon my examination as aforesaid, and in reliance upon my examination of such questions of law as I deemed relevant under the circumstances, I am of the opinion that:

(1)	The Company is a corporation duly incorporated and legally existing under the laws of the State of Connecticut.

(2)
Any original issuance EICP Shares distributed pursuant to the EICP Plan being registered pursuant to the Registration Statement, when issued and paid for under the EICP Plan in accordance with the terms of the EICP Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.  In giving the foregoing consent, I do not thereby admit that I belong to the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.  Please note that I am Vice President, General Counsel and Secretary of the Company and hold 10,000 shares of restricted stock.

Very truly yours,

/s/ Christopher J. Lutzo
Christopher J. Lutzo
Vice President, General Counsel
and Secretary
Photronics, Inc.